UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            March 13, 2007
MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49635	870299034

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
50 Cobham Drive, Orchard Park, NY 14127-4121

(Address of principal executive offices)

Registrant’s telephone number, including area code:	716-855-1068

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On Tuesday, March 13, 2007, the Board of Directors of Minrad International, Inc. elected Theodore Stanley and Brett Zbar (both of whom having been previously nominated by the nominating committee) to serve as directors of the corporation with each to serve in such capacity until the next annual meeting of the shareholders of the corporation and until his successor is duly elected and qualified.
Dr. Stanley and Dr. Zbar’s background is as follows:
Theodore Stanley, MD is a Professor of Anesthesiology at the University of Utah, where he has been employed for the past 30 years. Dr. Stanley graduated from Columbia College and then Columbia University Medical School before completing a residency in anesthesiology at the Columbia-Presbyterian Medical Center. Dr. Stanley was director of research at the University of Utah for over 20 years and is internationally known for his developmental work on opioids, other intravenous anesthetics and novel drug delivery techniques. In 1985, he co-founded Anesta, a drug delivery company with two FDA-approved products: fentanyl Oralet and Actiq. In 1996, Dr. Stanley co-founded ZARS, a specialty pharmaceutical company of which he is currently Chairman of the Board.
Brett Zbar, MD is a Principal at Aisling Capital LLC, a private equity firm that invests in life science companies. Previously, Dr. Zbar was an Associate Principal at McKinsey & Company and a member of the Pharmaceuticals and Medical Products practice. Prior to joining McKinsey, Dr. Zbar trained on the Osler internal medicine service at Johns Hopkins Hospital. He received his MD from Harvard Medical School and his BA from Yale College.
ITEM 8.01   Other Events
On Tuesday, March 13, 2007, the Board of Directors of Minrad International voted to expand the number of directors which will constitute the entire Board to eleven and directed the nominating committee of the Board to nominate persons to fill the newly created vacancies.

MINRAD INTERNATIONAL, INC. (Registrant)
March 19, 2006	By:	/s/ WILLIAM H. BURNS, JR.
William H. Burns, Jr.
CEO